EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-51706 and 333-82102 on Form S-8 of our reports dated August 24, 2006 relating to the consolidated financial statements and consolidated financial statement schedule of Coach, Inc. and subsidiaries (which report expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s change in fiscal 2006 of its method of accounting for stock-based compensation), and management's report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Coach, Inc. for the year ended July 1, 2006.

/s/ Deloitte & Touche LLP

New York, NY
August 24, 2006